Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard / ken@dennardlascar.com

Zach Vaughan / zvaughan@dennardlascar.com

713-529-6600

Main Street Announces

Amendment of its Credit Facility

Total Commitments Increased to $855 Million

Maturity of the Facility Extended to April 2026

HOUSTON – April 8, 2021 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the amendment of its revolving credit facility (the “Credit Facility”). The recently closed amendment provides an extension of the final maturity to April 2026.  The total commitments of the Credit Facility increased from $780.0 million to $855.0 million while maintaining an expanded accordion feature that allows for an increase up to $1.2 billion of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  The interest rate for outstanding borrowings under the Credit Facility remains unchanged at the applicable LIBOR rate plus 1.875% so long as Main Street satisfies certain agreed upon excess collateral and leverage requirements, consistent with the historical requirements under the Credit Facility.  In addition to the extended maturity and increased commitments, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the Credit Facility for up to two additional years, subject to certain conditions, including lender approval.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.